EXHIBIT A

                  Funds of First Trust Exchange-Traded Fund IV

                            as of December 31, 2018


    First Trust North American Energy Infrastructure Fund

    First Trust Tactical High Yield ETF

    First Trust Senior Loan Fund

    First Trust Strategic Income ETF

    First Trust Enhanced Short Maturity ETF

    First Trust Low Duration Opportunities ETF

    First Trust Long Duration Opportunities ETF